Exhibit 99.1

Frontdoor Announces Second-Quarter 2024 Revenue Increased 4% to $542 Million;

Gross Profit Margin Increased 470 bps to Record High of 56%;

Net Income Increased 32% to $92 Million; Adjusted EBITDA(1) Increased 31% to $158 Million;

Acquisition of 2-10 Anticipated to Close in the Fourth Quarter of 2024;

Frontdoor Board Approves New 3-Year, $650M Share Repurchase Authorization

MEMPHIS, TENN. — August 1, 2024 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced its second-quarter 2024 results.

Financial Results
	Three Months Ended
	June 30,
$ millions (except as noted)	2024	2023	Change
Revenue	$542	$523	4%
Gross Profit	306	270	13%
Net Income	92	70	32%
Diluted Earnings per Share	1.18	0.86	38%
Adjusted Net Income(1)	100	71	40%
Adjusted Diluted Earnings per Share(1)	1.27	0.87	47%
Adjusted EBITDA(1)	158	121	31%
Home Warranties (number in millions)	1.95	2.07	(6)%

Second-Quarter 2024 Summary

•
Revenue increased 4% to $542 million and was comprised of a 7% increase from price that was partly offset by a 3% decline from lower volume
•
Gross profit margin increased 470 basis points to a record 56% primarily as a result of higher realized price, a transition to higher service fees and continued process improvement initiatives
•
Net Income and Diluted Earnings Per Share increased 32% to $92 million and 38% to $1.18, respectively
•
Adjusted EBITDA(1) increased 31% to $158 million
•
Net Cash Provided from Operating Activities and Free Cash Flow doubled to $103 million and $91 million, respectively; Frontdoor has repurchased $83 million of shares through July 2024
•
FTDR Board approved a new 3-year, $650M share repurchase authorization beginning September 4, 2024

Full-Year 2024 Outlook

•
Maintaining revenue range of $1.81 billion to $1.84 billion
•
Increasing gross profit margin outlook to slightly above 51%
•
Increasing Adjusted EBITDA(2) range to $385 million to $395 million

“Frontdoor is executing extremely well, and we continue to advance our strategic initiatives to drive sustainable growth," said Chairman and Chief Executive Officer Bill Cobb. “We have three focus areas for the balance of 2024: 1) Drive more home warranty sales, 2) Continue to expand our on-demand business model and 3) Close the 2-10 acquisition. With these actions, I am confident we are taking the right steps today to strengthen our foundation for long-term success."

"Frontdoor delivered strong second quarter financial results," said Chief Financial Officer Jessica Ross. “Gross profit margins reached an all time high, primarily driven by continued execution across our margin enhancement initiatives. Based on this strong performance, we are raising our full-year outlook. Frontdoor generates a substantial amount of cash, and we will continue to prioritize share repurchases through our new, larger authorization."

Note: Frontdoor record quarterly gross profit margin is since becoming public in 2018

Second-Quarter 2024 Results

Revenue by Customer Channel
	Three Months Ended
	June 30,
$ millions	2024	2023	Change
Renewals	$421	$398	6%
Real estate (First-Year)	36	42	(14)%
Direct-to-consumer (First-Year)	50	58	(14)%
Other	35	24	46%
Total	$542	$523	4%

Second-quarter 2024 revenue increased 4% to $542 million, which was comprised of a 7% increase from price that was partially offset by a 3% decline from lower volume.

•
Renewal revenue increased 6% due to improved price realization that was partially offset by lower volume;
•
Real estate revenue and direct-to-consumer revenue both decreased 14%, primarily due to a cyclical decline in home warranty sales as a result of the challenging real estate market and the impact of inflation on consumer sentiment;
•
Other revenue increased 46% due to higher on-demand home services, primarily new HVAC sales.

Second-quarter 2024 net income was $92 million, or diluted earnings per share of $1.18.

Period-over-Period Adjusted EBITDA(1) Bridge

(In millions)
Three Months Ended June 30, 2023	$121
Impact of change in revenue	17
Contract claims costs	17
Sales and marketing costs	3
General and administrative costs	(2)
Interest and net investment income	1
Other	1
Three Months Ended June 30, 2024	$158

Second-quarter 2024 Adjusted EBITDA(1) of $158 million increased 31% versus the prior year period, and includes:

•
$17 million from higher revenue conversion(3), as price increases were partly offset by lower volume;
•
$17 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs primarily reflects:
o
A transition to higher service fees that improved the net cost per service request;
o
Continued process improvement initiatives, specifically better cost management across our contractor network;
o
Favorable claims cost development of $5 million, compared to a $4 million favorable cost development in the second quarter of 2023; partially offset by
o
Normal inflation across our contractor network, replacement parts and equipment
•
$3 million of lower sales and marketing costs, primarily due to sales optimization efforts; partially offset by;
•
$2 million of higher G&A costs primarily due to increased personnel costs, offset, in part, by a decrease in professional fees.

Cash Flow

	Six Months Ended
	June 30,
(In millions)	2024	2023
Net cash provided from (used for):
Operating activities	$187	$112
Investing activities	(22)	(15)
Financing activities	(71)	(44)
Cash increase during the period	$93	$52

Net cash provided from operating activities was $187 million for the six months ended June 30, 2024 and was primarily comprised of $158 million in earnings adjusted for non-cash charges and $28 million in cash provided from working capital.

Net cash used for investing activities was $22 million for the six months ended June 30, 2024 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $71 million for the six months ended June 30, 2024 and was primarily comprised of $58 million (including taxes and fees) to repurchase 1.8 million shares and $8 million of scheduled debt payments.

Free Cash Flow(1) increased 70% to $164 million for the six months ended June 30, 2024.

Cash as of June 30, 2024 was $419 million and was comprised of $167 million of restricted net assets and $252 million of Unrestricted Cash.

Capital Allocation Update

•
Consistent with our stated capital allocation strategy, the company used $83 million to repurchase 2.5 million shares year-to-date through July under the existing 3-year, $400 million share repurchase authorization approved in September of 2021.
•
On July 26, 2024, Frontdoor's Board authorized a new 3-year, $650 million share repurchase authorization beginning September 4, 2024, a 63% increase over the existing share repurchase authorization.

Third-Quarter 2024 Outlook

•
Revenue of $530 million to $545 million, a 3% increase over the prior-year period.
•
Adjusted EBITDA(2) of $130 million to $140 million, a 6% increase over the prior-year period.

Updated Full-Year 2024 Outlook

•
Maintaining expectations for revenue to grow approximately 3% to $1.81 billion to $1.84 billion. Key assumptions include:
o
A mid-single digit increase in renewals channel revenue.
o
An approximately 15% decline in both direct-to-consumer and real estate channel revenue.
o
An approximately 40% increase in other revenue, which is primarily driven by the new HVAC program.
o
The number of home warranties is expected to decline within a range of 3% to 5%.
•
Increasing gross profit margin to slightly above 51%.
•
Increasing SG&A to $605 million to $615 million, which includes approximately $10 million to drive organic growth and customer retention initiatives. This also includes an estimated $15 million of transaction costs related to closing the 2-10 acquisition, which is excluded from Adjusted EBITDA.
•
Increasing Adjusted EBITDA(2) to $385 million to $395 million.
•
Capital expenditures of approximately $35 million to $45 million.
•
Annual effective tax rate of approximately 25%.

Second-Quarter 2024 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 1, 2024, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2024 and respond to questions from the investment community. Participants can register for the conference call by clicking this link. Once completed, each participant will receive access details via email. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com.

The call will be available for replay for approximately 60 days. To access the replay of this call, please call 866-813-9403 and enter conference ID 841349 (international participants: +44-204-525-0658, conference ID 841349). To view a replay of the webcast, visit the company’s investor relations home page.

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset – their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home warranties with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects as well as statements with respect to the proposed acquisition of 2-10 Home Buyers Warranty (the “Acquisition”), the Acquisition’s effect on our business and timing of such effects, and the expected timing of closing. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: risks related to the proposed Acquisition, including risks that we may not complete the Acquisition or that the Acquisition may not achieve its intended results; changes in macroeconomic conditions, including inflation and global supply chain challenges, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewal channel; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; physical effects of climate change, including adverse weather conditions and Acts of God, along with the increased focus on sustainability; increases in tariffs or changes to import/export regulations; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; a return on investment in our common stock is dependent on appreciation in the price; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our credit facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2023 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC, including Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; transaction costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2023 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2024 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Tom Collins

901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking second-quarter and full-year 2024 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$542	$523	$920	$890
Cost of services rendered	237	253	420	449
Gross Profit	306	270	500	440
Selling and administrative expenses	167	162	302	287
Depreciation and amortization expense	9	9	18	18
Restructuring charges	1	—	1	1
Interest expense	10	10	20	20
Interest and net investment income	(5)	(4)	(10)	(8)
Income before Income Taxes	124	93	169	122
Provision for income taxes	32	23	43	30
Net Income	$92	$70	$126	$91

Other Comprehensive (Loss) Income, Net of Income Taxes:
Unrealized (loss) gain on derivative instruments, net of income taxes	(1)	3	—	1
Total Other Comprehensive (Loss) Income, Net of Income Taxes	(1)	3	—	1
Comprehensive Income	$91	$73	$126	$93

Earnings per Share:
Basic	$1.18	$0.86	$1.61	$1.12
Diluted	$1.18	$0.85	$1.60	$1.12

Weighted-average Common Shares Outstanding:
Basic	77.7	81.4	78.0	81.5
Diluted	78.1	81.8	78.5	81.8

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	June 30,	December 31,
	2024	2023
Assets:
Current Assets:
Cash and cash equivalents	$419	325
Receivables, less allowance of $4 and $5, respectively	7	6
Prepaid expenses and other current assets	30	32
Contract asset	8	—
Total Current Assets	463	363
Other Assets:
Property and equipment, net	68	60
Goodwill	503	503
Intangible assets, net	142	143
Operating lease right-of-use assets	8	3
Deferred customer acquisition costs	11	12
Other assets	4	5
Total Assets	$1,200	1,089
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$107	76
Accrued liabilities:
Payroll and related expenses	18	38
Home warranty claims	90	76
Other	38	22
Deferred revenue	95	102
Current portion of long-term debt	17	17
Total Current Liabilities	365	331
Long-Term Debt	569	577
Other Long-Term Liabilities:
Deferred tax liabilities, net	25	25
Operating lease liabilities	21	16
Other long-term liabilities	6	5
Total Other Long-Term Liabilities	52	46
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,985,271 shares issued and 77,049,920 shares outstanding as of June 30, 2024 and 86,553,387 shares issued and 78,378,511 shares outstanding as of December 31, 2023	1	1
Additional paid-in capital	127	117
Retained earnings	422	296
Accumulated other comprehensive income	6	6
Less treasury stock, at cost; 9,935,351 shares as of June 30, 2024 and 8,174,876 shares as of December 31, 2023	(341)	(283)
Total Shareholders' Equity	214	136
Total Liabilities and Shareholders' Equity	$1,200	1,089

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2024	2023
Cash and Cash Equivalents at Beginning of Period	$325	$292
Cash Flows from Operating Activities:
Net Income	126	91
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	18	18
Deferred income tax benefit	—	(8)
Stock-based compensation expense	15	13
Restructuring charges	1	1
Payments for restructuring charges	(3)	(2)
Other	1	3
Changes in working capital:
Receivables	(1)	(1)
Prepaid expenses and other current assets	(4)	(9)
Accounts payable	30	(2)
Deferred revenue	(7)	(13)
Accrued liabilities	(2)	5
Current income taxes	13	15
Net Cash Provided from Operating Activities	187	112
Cash Flows from Investing Activities:
Purchases of property and equipment	(22)	(15)
Net Cash Used for Investing Activities	(22)	(15)
Cash Flows from Financing Activities:
Repayments of debt	(8)	(8)
Repurchase of common stock	(58)	(34)
Other financing activities	(4)	(2)
Net Cash Used for Financing Activities	(71)	(44)
Cash Increase During the Period	93	52
Cash and Cash Equivalents at End of Period	$419	$344

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Net Income	$92	$70	$126	$91
Amortization expense	1	1	1	2
Acquisitions-related Costs	6	—	6	—
Restructuring Charges	1	—	1	1
Tax Impact of Adjustments	—	—	(1)	(1)
Adjusted Net Income	$100	$71	$134	$94
Adjusted Earnings per Share:
Basic	$1.28	$0.87	$1.72	$1.16
Diluted	$1.27	$0.87	$1.71	$1.15
Weighted-average common shares outstanding:
Basic	77.7	81.4	78.0	81.5
Diluted	78.1	81.8	78.5	81.8

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Six Months Ended
	June 30,
(In millions)	2024	2023
Net cash provided from operating activities	$187	$112
Property additions	(22)	(15)
Free Cash Flow	$164	$96

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
Net Income	$92	$70	$126	$91
Depreciation and amortization expense	9	9	18	18
Restructuring charges	1	—	1	1
Acquistion-related costs	6	—	6	—
Provision for income taxes	32	23	43	30
Non-cash stock-based compensation expense	8	8	15	13
Interest expense	10	10	20	20
Adjusted EBITDA	$158	$121	$229	$174

Key Business Metrics

	As of June 30,
	2024	2023
Number of home warranties (in millions)	1.95	2.07
Renewals	1.50	1.55
First-Year Direct-To-Consumer	0.26	0.30
First-Year Real Estate	0.18	0.22
Reduction in number of home warranties	(6)%	(4)%
Customer retention rate(1)	76.6%	76.3%

(1)
Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.